Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2021 relating to the financial statements of Doma Holdings, Inc. (formerly States Title Holding, Inc. (the “Company”) appearing in Registration Statement No. 333-258942 on Form S-1 of Doma Holdings, Inc.
/s/ Deloitte & Touche LLP

Miami, Florida
October 4, 2021